UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2023

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EDIT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2023, Editas Medicine, Inc. (the “Company”) appointed Erick J. Lucera as Executive Vice President and Chief Financial Officer of the Company, effective May 17, 2023, succeeding Michelle Robertson as Executive Vice President and Chief Financial Officer of the Company, who stepped down as the Company’s Chief Financial Officer effective May 16, 2023.

Mr. Lucera, age 55, previously served as Chief Financial Officer of AVEO Pharmaceuticals, Inc., a commercial-stage biopharmaceutical company, from January 2020 until March 2023, following its acquisition by LG Chem, Ltd. From August 2016 to January 2020, Mr. Lucera served as Chief Financial Officer of Valeritas Holdings, Inc., a commercial-stage medical technology company. Since April 2023, Mr. Lucera has served on the board of directors of SAB Biotherapeutics, Inc., a public clinical-stage biopharmaceutical company. He has also served on the boards of directors of Bone Biologics Corporation, a public medical device company, since October 2021 and of Beyond Air, Inc., a public commercial-stage medical device and biopharmaceutical company, since August 2017. Mr. Lucera holds a C.P.H. from Harvard University, an M.S. in finance from Boston College, an MBA from Indiana University, Bloomington, and a B.S. in accounting from the University of Delaware. Mr. Lucera currently holds a CFA designation.

In connection with his appointment, the Company entered into an employment offer letter with Mr. Lucera, dated as of May 12, 2023 (the “Offer Letter”). The Offer Letter provides for an annual base salary of $470,000 and an annual target bonus equal to 45% of his base salary, which bonus shall be prorated for 2023. In addition, the Company has agreed to grant Mr. Lucera (i) an option to purchase 155,800 shares of the Company’s common stock (the “New Hire Option”) that will vest as to 25% of the shares subject thereto on the first anniversary of the grant date, with the remaining 75% vesting in 36 equal monthly installments thereafter; (ii) a restricted stock unit award for 77,900 shares of common stock that will vest in equal annual installments on the first four anniversaries of the date of grant; and (iii) a performance-based restricted stock unit award for 77,900 shares of common stock that will vest as to one-third of the shares on the achievement on or prior to March 2, 2026 of the same three specified research and development milestones applicable to the performance grants made to our other executive officers in March 2023, but in any event not earlier than the one-year anniversary of Mr. Lucera’s grant date. The New Hire Option will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. The Offer Letter also provides that Mr. Lucera is entitled to severance benefits in accordance with the Company’s Amended Severance Benefits Plan, which has been filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on February 22, 2023.

There is no arrangement or understanding between Mr. Lucera and any other person pursuant to which Mr. Lucera was selected as Executive Vice President and Chief Financial Officer. In addition, Mr. Lucera is not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In order to assist with the transition of responsibilities to her successor, Ms. Robertson entered into a separation agreement with the Company, effective as of May 16, 2023 (the “Separation Agreement”), pursuant to which Ms. Robertson agreed to a transition period ending August 16, 2023 (the “Separation Date”). The Separation Agreement provides that she will receive (i) her base salary for a period of 12 months following the Separation Date (the “Severance Period”), and (ii) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act for the Severance Period. In addition, the Separation Agreement provides that the exercise period for Ms. Robertson’s stock options that are outstanding and vested as of the Separation Date will be extended from three months to August 16, 2024. All payments and benefits provided under the Separation Agreement are contingent upon the execution and effectiveness of, and Ms. Robertson’s continued compliance with, a release of claims agreement between Ms. Robertson and the Company. The Separation Agreement also contains standard non-disparagement and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date:	May 17, 2023	By:	/s/ Gilmore O’Neill
Gilmore O’Neill President and Chief Executive Officer